Exhibit 10.16

Nature Vision, Inc.

2005 Board Compensation Summary

Annual Retainer:   Each non-employee director will be paid a quarterly retainer of $2,000. The chairs of the Compensation/Nominating Committee and the Audit Committee will each be paid an additional annual retainer of $1,000.

Meeting Fees:   Each non-employee director will be paid a fee of $500 for each quarterly meeting of the Board of Directors that the director attends.

Option Grants:   Each non-employee director will be granted an option to purchase 6,800 common shares under the 2004 Stock Incentive Plan. Each option will be subject to the following terms:

        Exercise Price:   $5.43 per share.

        Expiration Date:   Five years after the grant date.

        Vesting:   1,700 shares will vest one year from the grant date; 1,700 shares will vest two years from the grant date; and 3,400 shares will vest four and one-half years from the grant date; provided, of such 3,400 shares, the vesting of 1,700 shares will accelerate to March 31, 2006 if performance targets for the Company are met in fiscal 2005 and the vesting of the remaining 1,700 shares will accelerate to March 31, 2007 if performance targets for the company are met in fiscal 2006.

        Additional Terms and Conditions:   The options shall include such other terms and conditions as required by the 2004 Stock Incentive Plan.